FOR IMMEDIATE RELEASE Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. REPORTS 2007 THIRD QUARTER RESULTS

COMPANY ACHIEVES RECORD REVENUE FOR SECOND CONSECUTIVE QUARTER

CARLSBAD, CA - November 7, 2007 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the third quarter and year-to-date period ended September 30, 2007.

Third Quarter Results

•	Revenues rose 13.5% to $44.0 million, the highest quarterly revenue the Company has reported since going public in 1999, from $38.8 million for the same quarter last year.
•
Comparable store sales increased 7.1%, versus a comparable store sales increase of 1.8% for the same quarter last year. Transactions decreased 2.1% and check average increased 9.4% from the same quarter last year.

•	Net income increased 22.0% to $732,000, from $600,000 for the same quarter last year.
•	Earnings per share were $0.07 per diluted share as compared to $0.06 per diluted share for the same quarter last year.
•
Restaurant operating margins (see definition below) declined 80 basis points to 16.8%, from 17.6% for the same quarter last year. The third quarter of last year benefited from a $365,000 adjustment to workers’ compensation reserves, which improved restaurant operating margins by 90 basis points.

•	Adjusted EBITDA (see table below) was $3.8 million as compared to $3.1 million for the same quarter last year, an increase of 22.6%.
•	Average unit volume for restaurants in our comp base for the trailing 52 weeks was a record $1,041,000.

Year-to-Date Results

•	Revenues rose 15.3% to $128.0 million, from $111.0 million for the same three quarters last year.
•
Comparable store sales increased 7.7%, versus a comparable store sales increase of 1.0% for the same three quarters last year. Transactions decreased 1.4% and check average increased 9.3% from the same three quarters last year.

•	Net income increased 16.2% to $1.4 million, from $1.2 million for the same three quarters last year.
•	Earnings per share were $0.14 per diluted share as compared to $0.13 per diluted share for the same three quarters last year.
•	Restaurant operating margins (see definition below) were unchanged at 16.4% for the comparable periods.
•	Adjusted EBITDA (see table below) was $9.8 million as compared to $7.9 million for the same three quarters of last year, an increase of 25.1%.

“I am pleased with our strong sales growth and a 22.0% increase in net income,” said Dan Pittard, Rubio’s President and Chief Executive Officer. “It was especially gratifying to see the great response from our guests to the return of Langostino Lobster tacos and burritos. We continued to experience some food and labor cost pressures during the quarter. However, we have signed almost all of our major food contracts for 2008, and we will implement a new labor model in the fourth quarter. Coupled with a modest price increase on October 30th, these actions are expected to result in improvement to our prime costs.”

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide two Non-GAAP financial measures: “restaurant operating margins” and “Adjusted EBITDA.”

We use restaurant operating margins to evaluate the performance of our restaurants. We calculate restaurant operating margins by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

We also provide Adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. We use Adjusted EBITDA in our evaluation of funding requirements for future development and other needs. We calculate Adjusted EBITDA as net income plus income tax expense, less other income, plus loss on disposal/sale of property, plus store closure reserve, plus depreciation and amortization and plus share-based compensation expense.

The differences between Adjusted EBITDA and GAAP net income for the second quarter and year-to-date are as follows:

	13 weeks ended 9/30/07	13 weeks ended 9/24/06	39 weeks ended 9/30/07	39 weeks ended 9/24/06
	(in thousands)		(in thousands)

Net income	$732	$600	$1,430	$1,231
Income tax expense	608	346	1,088	730
Other income	(90)	(111)	(289)	(343)
Loss on disposal/sale of property	66	114	116	189
Store closure reversal	(19)	0	(19)	(247)
Depreciation and amortization	2,212	2,028	6,619	5,957
Share-based compensation	315	142	889	338
Adjusted EBITDA	$3,824	$3,119	$9,834	$7,855

Conference Call

The Company will host a conference call on Wednesday, November 7, 2007 at 2:00 p.m. - Pacific Time to discuss these financial results. For those wishing to listen, the conference call will be broadcast live over the Internet at vcall.com or through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo. A recording of the conference call also will be available for 12 months through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 170 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Forward-looking statements are based on management’s current plans and assumptions and are subject to known and unknown risks and uncertainties, which may cause actual results to differ materially from expectations. You should not place reliance on forward-looking statements. The following are some of the considerations and factors that could materially affect our results: changes in comparable store sales growth and revenues; increased product costs, labor expense and other ongoing and unanticipated costs; the success of our promotions and marketing strategies; our ability to recruit and retain qualified personnel; adverse effects of weather and natural disasters; adequacy of reserves related to closed stores or stores to be sold; the costs and risks related to defending against a meal and rest break lawsuit filed by a former employee asserting representation of a class of plaintiffs; our ability to open additional or maintain existing restaurants in the coming periods; and the effects of ever-increasing competition. These and other factors that could materially affect our results can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

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RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006

RESTAURANT SALES	$43,906	$38,694	$127,853	$110,788
FRANCHISE AND LICENSING REVENUES	87	60	168	200
TOTAL REVENUES	43,993	38,754	128,021	110,988

COST OF SALES	12,706	10,747	36,724	30,648
RESTAURANT LABOR	13,756	11,839	41,117	35,258
RESTAURANT OCCUPANCY AND OTHER	10,082	9,287	29,067	26,709
GENERAL AND ADMINISTRATIVE EXPENSES	3,762	3,716	11,840	10,620
DEPRECIATION AND AMORTIZATION	2,212	2,028	6,619	5,957
PRE-OPENING EXPENSES	178	188	328	236
STORE CLOSURE REVERSAL	(19)	0	(19)	(247)
LOSS ON DISPOSAL/SALE OF PROPERTY	66	114	116	189

OPERATING INCOME	1,250	835	2,229	1,618
OTHER INCOME	90	111	289	343

INCOME BEFORE INCOME TAXES	1,340	946	2,518	1,961
INCOME TAX EXPENSE	608	346	1,088	730

NET INCOME	$732	$600	$1,430	$1,231

BASIC EPS DATA
EPS	$0.07	$0.06	$0.14	$0.13

AVERAGE SHARES OUTSTANDING	9,937	9,627	9,868	9,524

DILUTED EPS DATA
EPS	$0.07	$0.06	$0.14	$0.13

AVERAGE SHARES OUTSTANDING	10,019	9,627	9,958	9,579

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	28.9%	27.8%	28.7%	27.7%
RESTAURANT LABOR (1)	31.3%	30.6%	32.2%	31.8%
RESTAURANT OCCUPANCY AND OTHER (1)	23.0%	24.0%	22.7%	24.1%
GENERAL AND ADMINISTRATIVE EXPENSES	8.6%	9.6%	9.2%	9.6%
DEPRECIATION AND AMORTIZATION	5.0%	5.2%	5.2%	5.4%
PRE-OPENING EXPENSES	0.4%	0.5%	0.3%	0.2%
STORE CLOSURE REVERSAL	0.0%	0.0%	0.0%	-0.2%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.2%	0.3%	0.1%	0.2%
OPERATING INCOME	2.8%	2.2%	1.7%	1.5%
OTHER INCOME	0.2%	0.3%	0.2%	0.3%
INCOME BEFORE INCOME TAXES	3.0%	2.4%	2.0%	1.8%
INCOME TAX EXPENSE	1.4%	0.9%	0.8%	0.7%
NET INCOME	1.7%	1.5%	1.1%	1.1%

(1) As a percentage of restaurant sales

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)

CASH AND SHORT-TERM INVESTMENTS	$4,375	$9,946
OTHER CURRENT ASSETS	8,474	5,895
PROPERTY - NET	37,724	36,909
LONG-TERM INVESTMENTS	3,111	3,048
OTHER ASSETS	13,299	11,707
TOTAL ASSETS	$66,983	$67,505

CURRENT LIABILITIES	$12,396	$17,304
OTHER LIABILITIES	10,661	9,699
STOCKHOLDERS' EQUITY	43,926	40,502
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$66,983	$67,505